Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Emerson Radio Corp. and Subsidiaries

Parsippany, New Jersey

We consent to the incorporation by reference in the Registration Statements of Emerson Radio Corp. and Subsidiaries on Form S-8 (No. 33-63515, 333-132812 and 333-132815) of our report dated June 27, 2024, with respect to our audits of the consolidated financial statements of Emerson Radio Corp. and Subsidiaries as of March 31, 2024 and for the year ended March 31, 2024 which report is included in this Annual Report on Form 10-K of Emerson Radio Corp. and Subsidiaries for the year ended March 31, 2024.

/s/ GRASSI & CO., CPAs, P.C.
CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS
A PROFESSIONAL CORPORATION

Jericho, New York

June 27, 2024